EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports: (i) dated December 12, 2002, accompanying the balance sheet of G REIT, INC. (the “Company”) as of December 31, 2001, (ii) dated October 31, 2002, accompanying the historical statement of revenues and certain expenses of 5508 Highway 290 West Building for the year ended December 31, 2001, (iii) dated January 31, 2003, accompanying the historical statement of revenues and certain expenses of Two Corporate Plaza for the year ended December 31, 2001, (iv) dated March 5, 2003, accompanying the historical statement of revenues and certain expenses of Congress Center for the year ended December 31, 2002, and (v) dated March 6, 2003, accompanying the historical statement of revenues and certain expenses of Atrium Building for the year ended December 31, 2002, all of which are contained in Supplement No. 6 of this Registration Statement and Prospectus of the Company filed with the Securities and Exchange Commission. We consent to the use of the aforementioned reports in Supplement No. 6 of the Company’s Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Irvine, California

March 13, 2003